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                                                                 EXHIBIT 10.02

                                 CARL LEDBETTER
                               346 MADISON STREET
                              DENVER, CO 80206-4437
                                  303-377-5913

                                January 28, 2000

To: The Board of Directors of Hybrid Networks, Inc. (the "COMPANY") 6409 Guadalupe Mines Road
         San Jose, CA 95120-5000

Gentlemen:

         I hereby resign as chairman of the board of directors and as a director of the Company effective at the opening of business on January 31, 2000.

I have enjoyed my association with each of you and with the people of Hybrid over the last four years. Although there were difficult and challenging times during the crisis we encountered in 1998, the effort of the board and the employees has now clearly succeeded in positioning the Company to lead in creating a vibrant new wireless broadband industry, which was our shared vision and objective. With Hybrid's stock now having recovered to near its all-time high and with strong new management and board members in place, I feel this an appropriate time to end my formal association with the Company and go on to other challenges.

As I leave I want to express my thanks for the help and support given to me by all of the current board members, and especially Jim Flach, who stepped in on numerous occasions to do more than his share. I also want to express thanks to our former board members, Steve Halprin and Doug Leone, to Ed Lowe, and to the members of the Hybrid management team I worked with for so long. I am sure the Company will do well under the outstanding leadership it now has in place.


                                       Sincerely,



                                        /s/ CARL S. LEDBETTER
                                       ----------------------------------
                                              Carl S. Ledbetter

                          Ledbetter to Hybrid 01/28/00


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                                Carl S. Ledbetter
                               346 Madison Street
                              Denver, CO 80206-4437
                                  303-377-5913
                                303-377-5921 Fax
                                303-888-1227 Cell

                                January 28, 2000

Thara Edson
Chief Financial Officer
Hybrid Networks, Inc.
6409 Guadalupe Mines Road
San Jose, CA 95120-5000

Dear Thara:

1. RESIGNATION. I have decided to resign from the board of directors of Hybrid and as chairman of the board effective January 31, 2000 and will tender my resignation to Hybrid in a form acceptable to you prior to that date, which resignation will take effect automatically at the opening of business on that date.

2. ACCELERATED VESTING; EXTENSION OF EXERCISE PERIOD. In recognition of my service to Hybrid over more than four years and in consideration of my agreement in the following paragraph to reduce my beneficial ownership of Hybrid stock, Hybrid has agreed to accelerate the vesting of my unvested stock options by one year: those unvested options that would have vested during the period commencing February 1, 2000 and ending January 31, 2001 will vest immediately upon my resignation on January 31, 2000. Further, Hybrid agrees that I will have an extra 90 days beyond the 90 days usually allowed following my resignation, to exercise those accelerated options. This means that I will have 90 days after January 31, 2000, or until May 1, 2000, to exercise options for a total of 573,041 shares that will have vested by then (449,045 of these options will be ISOs and 123,996 will be NQSOs), and that I will have 180 days after January 31, 2000, or until July 31, 2000, to exercise the additional 109,668 options that accelerate on January 31, 2000 (all of which will be treated as NQSOs).

3.   REDUCTION IN BENEFICIAL OWNERSHIP. Hybrid and I have agreed as follows:
     I will (a) promptly reduce my beneficial ownership of Hybrid common stock by commencing a stock selling program with Salomon Smith Barney ("SSB"), whereby SSB will begin selling my shares of Hybrid stock (including the 1,097 shares of stock I already own plus the 682,709 vested options), forthwith with the objective of reducing my beneficial Ownership of Hybrid stock (owned


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               Carl Ledbetter to Thara Edson page 2

     shares plus vested options) to below 5% of the sum of my total then vested and unexercised options plus the then issued and outstanding shares of Hybrid common stock by May 1, 2000 (except that, to the extent that market conditions do not permit the orderly sale of the full number of shares necessary to meet this objective, SSB will sell any remaining shares necessary to meet the 5% objective as soon as is practicable thereafter, and in no event after July 31, 2000) and that SSB will do so through an orderly managed selling program; and (b) further reduce, by January 31, 2001, my beneficial ownership of Hybrid common stock (including only my owned shares, since the period for exercising vested options will have expired by this date), to no more than 1% of the then outstanding shares of Hybrid common stock, and that SSB will engage in an orderly stock sale program over the next twelve months in order to reach this 1% level no later than January 31, 2001. I will meet these objectives through a program to exercise options and sell shares as set forth below, for which I have agreement with SSB as indicated below.

SELLING PROGRAM THROUGH SSB. In order to accomplish this objective, I have agreed with SSB and would like to put in place with Hybrid the following arrangements to insure the timely exercise of the options and execution of the stock transfers and stock sales.

i) I will exercise ISOs on 90,000 shares of Hybrid common stock, from the pool of 353,103 vested and exercisable options from the grant on January 23, 1996, on January 31, 2000, coincident with tendering my resignation. The exercise price for these options is $48,600, and I (or my broker on my behalf) will submit a check for this amount to Hybrid on January 31, 2000, the same day I submit my resignation.
ii) In expectation of this, Hybrid will have its transfer agent promptly transmit to my broker, Angela Sutter at SSB, the certificates for these shares and any and all shares I subsequently exercise during either the 90 or 180 day exercise periods.
iii) I will submit to SSB a letter indicating that I resign from the board of directors of Hybrid effective January 31, 2000 (and supply a copy of the letter of resignation). Hybrid will notify its transfer agent, in advance, that my resignation will take effect at the opening of business on January 31, 2000 and that, upon notification by Hybrid of the exercise of any of my then vested options for 682,709 shares, certificates for the shares should be issued without restrictive legends. I understand that the resale of my currently outstanding 1,097 shares will not be free of any restrictions until three months after my resignation is effective. Hybrid will work with SSB as necessary to enable SSB to submit any required forms reporting my exercise of options, purchase of stock or the sale or anticipated sale of stock for which reporting is required, for this transaction and for any other transactions throughout the entire period for which such reporting is necessary. This is to assist SSB in conducting and completing its research to determine what filings are necessary and to comply with


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               Carl Ledbetter to Thara Edson page 3


         reporting requirements so that SSB can promptly commence the orderly selling program without undue delay or additional research. Hybrid will also work with SSB and the transfer agent to arrange for the prompt delivery of certificates or electronic transfers to SSB consistent with the selling program outlined herein.
iv) I understand that Hybrid has approximately 10.7 million shares issued and outstanding as of January 31, 2000. When this is added to the total of 682,709 vested but unexercised options I will have as of January 31, 2000 plus the 1,097 shares I already own, the total number of shares and options subject to the 5% measurement will be about 11.4 million shares. Therefore, the 5% objective above is met when my total of shares plus vested options falls below approximately 570,000 shares. My total of shares plus vested options as of January 31, 2000 will be 683,806 (1,097 owned plus 682,709 vested options before the exercise of the 90,000 options; 91,097 owned and 592,709 vested but unexercised options after the exercise of the 90,000 options on January 31, 2000), so that the sale of approximately 120,000 shares will bring the total comfortably below the 5% requirement. This number may change if other options are exercised, warrants converted, or the shares in the class action settlement are distributed, but any of these will make the required number of shares to be sold lower than the total above. In any event I will instruct SSB to commence and continue its selling program to insure that the 5% and 1% tests can be met by the applicable dates.
v) I have instructed SSB to commence selling the Hybrid shares on January 31, 2000 on confirmation by me that i have resigned. The selling program will begin with the sale of the 90,000 shares to be exercised on January 31, 2000. I have instructed SSB to sell these shares in an orderly and managed way at the rate of approximately 3,000 shares per day, market conditions permitting, in blocks of 500 to 2,000 shares, until these 90,000 shares are sold, which would occur on or about March 15, 2000 if market conditions allow. At the conclusion of this program I will have 593,806 shares and options remaining, a number which will be near the 5% target, and may be below the target depending on what additional shares Hybrid has issued by then.
vi) Upon the completion of the sale of these 90,000 shares on or about March 15, 2000 I intend to exercise options for 383,875 shares (353,380 ISOs and 30,495 NQSOs), consisting of all of the 263,103 remaining vested shares in the grant from January 23, 1996 (241,034 ISOs and 22,069 NQSOs) and all of the options for 120,772 shares that vested prior to the January 31, 2000 acceleration from the grant of July 8, 1996 (112,346 ISOs and 8,426 NQSOs). These shares all have a strike price of $0.54 per share, so the total strike price is $207,292.50. I understand that there will be withholding on the exercise of the NQSOs equal to 42% of the spread between the aggregate strike prices of those options and the market price on the date of exercise and that I (or my broker on my behalf) must deliver


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               Carl Ledbetter to Thara Edson page 4

         to Hybrid a check for this amount, and for the aggregate strike price) at the time of exercise.
vii) This will leave as vested but unexercised options the following: options for 99,166 (5,665 ISOs and 93,501 NQSOs) from the grants on September 16, 1997 (excluding the options that accelerate on January 31, 2000) at a strike price of $11.04 per share; and the options for 109,668 shares that accelerate on January 31, 2000 (all NQSOs): options for 14,043 shares from the grant on July 8, 1996 at a strike price of $0.54 per share, options for 42,500 shares from the grant of September 16, 1997 at $11.04 per share and options for 53,125 shares from the grant on August 17, 1999 at a strike price of $3.625 per share. Therefore, after the second exercise, I will have remaining vested but unexercised options for 208,834 shares, of which 5,665 will be ISOs and 203,169 will be NQSOs.
viii) I will ask SSB to continue the orderly selling program given above for the sale of the 383,875 shares until we can be sure that the 5% target is met as described above, and then to continue it beyond that date until we can be sure of meeting the 1% target by January 31, 2001.
ix) I will plan to exercise the remaining options for 99,166 shares that vested prior to the January 31, 2000 acceleration, with a strike price of $11.04 per share (5,665 ISOs and 93,501 NQSOs), on or before May 1, 2000 for $1,094,792.64 if the market price of Hybrid is above $11.04 per share at the time of the planned exercise. I understand that there will be withholding on the exercise of the NQSOs equal to 42% of the spread between the aggregate strike prices of those options and the market price on the date of exercise and that I (or my broker on my behalf) must deliver to Hybrid a check for this amount, and for the aggregate strike price) at the time of exercise.
x) I will exercise the remaining options (all NQSOs and all accelerated as of January 31, 2000) for 109,668 shares for $669,361.35 ($0.54 times 14,043 shares plus $11.04 times 42,500 shares plus $3.625 times 53,125 shares) on or before July 31, 2000, if these options are above water at the time they are exercised. I understand that there will be withholding on the exercise of the NQSOs equal to 42% of the spread between the aggregate strike prices of those options and the market price on the date of exercise and that I (or my broker on my behalf) must deliver to Hybrid a check for this amount, and for the aggregate strike price) at the time of exercise.
xi) I have instructed SSB to continue the managed selling program as outlined above until we are certain of meeting the 1% objective by January 31, 2001.

4. INDEMNIFICATION. Hybrid reconfirms its contractual commitment to continue to honor its obligations to me under my indemnification agreement with Hybrid, and commits to prompt payment of reasonable attorneys' fees and related expenses incurred in connection with my defense in respect of the current SEC proceedings and the Pacific Monolithics lawsuit, and any other matters which might be covered by my indemnification agreement with Hybrid. The


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               Carl Ledbetter to Thara Edson page 5

     budget for these fees that as been submitted by my attorneys over the next three months is acceptable Hybrid.

Sincerely,


/s/ CARL S. LEDBETTER

Carl S. Ledbetter


Agreed to and Accepted:

Dated: January 28, 2000

Hybrid Networks, Inc.

By: /s/ THARA EDSON
   ---------------------------------------------
       Thara Edson, Chief Financial Officer
            and Vice President, Finance






CC:      Jim Flach, Accel Partners
         Gerald Boltz, Bryan Cave LLP
         Ed Lowe, Fenwick & West LLP
         Angela Sutter, Salomon Smith Barney